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                                                                    Exhibit 4.16

                        Midas International Corporation.
                           1300 Arlington Heights Road
                             Itasca, Illinois 60143

                                                  New York, New York
                                                  As of December 27, 2002

              Re: Amendment No. 2 to Note and Guarantee Agreement,
                  dated as of April 15, 1998, as amended


To the Holders of the Notes
   Referred to Below

Ladies and Gentlemen:

          Reference is made to the Note and Guarantee Agreement dated as of April 15, 1998 (as in effect on the date hereof, the "Agreement") among Midas International Corporation, a Delaware corporation (the "Company"), Midas, Inc., a Delaware corporation (the "Guarantor" and, together with the Company, the "Obligors") and the purchasers whose names appear in the acceptance form at the end thereof (each, a "Purchaser" and, collectively, the "Purchasers"), pursuant to which the Purchasers purchased $75,000,000 aggregate principal amount of the Company's 6.89% Guaranteed Senior Notes due 2005 (the "Notes").

          The Company has requested that the holders of the Notes, and the holders of the Notes party hereto are willing to, amend Section 10.6 of the Agreement as provided herein, all on the terms and conditions of this Amendment.

          Accordingly, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Definitions. Unless otherwise defined herein, all terms used herein that are defined in the Agreement (as amended hereby) shall have their respective meanings as therein defined.

     Section 2. Amendments to Agreement. Subject to the satisfaction of the conditions to effectiveness specified in Section 4 below, but with effect on and after the date hereof

          2.1 Section 10.6. Section 10.6 of the Agreement shall be amended and restated to read in its entirely as follows:

          "Section 10.6 Consolidated Indebtedness Ratio. The Guarantor will not permit the ratio of Consolidated Indebtedness to EBITDA to exceed (i) 4.25 to 1.00 as at the end of the fiscal quarter

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     of the Guarantor ending December 28, 2002 and (ii) 3.5 to 1:00 as at the end of any other fiscal quarter of the Guarantor."

          2.2 Further Restrictions on Liens. Notwithstanding anything in the Agreement to the contrary, after December 27, 2002, the Guarantor will not, and will not permit any Subsidiary to, create, assume, incur, guarantee or otherwise become liable in respect of any Priority Indebtedness other than the Excess Advances, and the Guarantor will not, and will not permit any Subsidiary to, grant, create, assume or incur any Lien to secure Priority Indebtedness upon or with respect to any property or assets, whether now owned or hereafter acquired, of the Guarantor or any such Subsidiary other than Liens granted and required to be granted pursuant to section 1(j) of the Sixth Bank Amendment; provided that the Guarantor and any Subsidiary shall be allowed to incur unsecured trade debt in the ordinary course of business. The undersigned Purchasers hereby acknowledge that the granting of Liens in connection with the Sixth Bank Amendment and the incurring of the Excess Advances did not and will not constitute a violation of the terms of the Agreement. Any default under this Section 2.2 will constitute an Event of Default under the Agreement. For purposes of the preceding sentence,

          "Excess Advances" shall have the meaning specified in section 1(j) of the Sixth Bank Amendment;

          "Priority Indebtedness" shall have the same meaning as the meaning of Priority Debt set forth in the Agreement, but without giving effect to the exclusion in clause (ii) of the definition of "Priority Debt"; and

          "Sixth Bank Amendment" shall mean the Amendment No. 6 and Waiver to Credit Agreement dated as of November 12, 2002 by and among the Obligors, Bank One, NA, as administrative agent, Credit Suisse First Boston, as co-agent, and the lenders signatory thereto.

     Section 3. Representations and Warranties of the Obligors. The Company and the Guarantor jointly and severally represent and warrant to the holders of the Notes as follows (and the parties hereto agree that the following representations and warranties shall be deemed to have been made pursuant to the Agreement for all relevant purposes thereof):

          3.1. Power and Authority. Each Obligor has the corporate power and authority to execute and deliver this Amendment and to perform the Agreement as amended hereby (the "Amended Agreement").

          3.2. Authorization. etc. This Amendment has been duly authorized by all necessary corporate action on the part of each Obligor, and has been duly executed and delivered by each Obligor, and the Amended Agreement constitutes a legal, valid and binding obligation of each Obligor, enforceable against such Obligor, in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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          3.3. No Conflicts. The execution, delivery and performance by the
     Obligors of this Amendment and of the Amended Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

          3.4. No Defaults. Both immediately prior and after-giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

          3.5 Bank Agreement. The copy of the Credit Agreement (as defined below) being provided concurrently herewith is a true and correct copy of the Credit Agreement including all amendments through the date hereof.

     Section 4. Conditions to Effectiveness. The amendment to the Agreement set forth in Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions:

          4.1 Amendment. Execution and delivery of this Amendment by the Obligors and the Required Holders.

          4.2 Consent. Written confirmation from Bank One, NA, as administrative agent, that this Amendment is acceptable to the required holders under that certain Credit Agreement, dated as of January 22, 1998 between the Company, the Guarantor, the administrative agent and the lenders party thereto (the "Credit Agreement").

     Section 5. Miscellaneous.

          5.1. Costs and Expenses. As provided in Section 16.1 of the Agreement, the Obligors agree to pay on demand all costs and expenses (including reasonable attorney's fees of a single special counsel and, if reasonably required, local or other counsel) of the holders of the Notes in connection with the negotiation, preparation, execution and delivery of this Amendment and any documents executed pursuant hereto.

          5.2. Ratification/Waiver. The Agreement, except as amended pursuant hereto, is in all respects ratified and confirmed, and the terms, covenants and agreements thereof shall remain in full force and effect.

          5.3. References to Agreement and Notes. From and after the date hereof, all references to the Agreement in the Agreement, the Notes, the Guarantee and all documents and instruments incident to the transactions contemplated by the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment.

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          5.4. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other then such State.

          5.5. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                            (SIGNATURE PAGES FOLLOW]


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          If you are in agreement with the foregoing, please sign the form of acceptance in the space provided below whereupon this Amendment shall become a binding agreement between you and the Obligors.

                                   Very truly yours,

                                   MIDAS INTERNATIONAL CORPORATION


                                   By:_______________________________
                                        Name:  William M. Guzik
                                        Title:  Senior Vice President
                                                Chief Financial Officer


                                   MIDAS, INC.


                                   By:_______________________________
                                        Name:  William M. Guzik
                                        Title:  Senior Vice President
                                                Chief Financial Officer

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ACCEPTED AND AGREED:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By CIGNA Investments, Inc.

     By_____________________________
        Name:
        Title:

CONNECTICUT GENERAL LIFE INSURANCE
  COMPANY ON BEHALF OF ONE OR MORE
  SEPARATE ACCOUNTS
By CIGNA Investments, Inc.

     By_____________________________
        Name:
        Title:

CANADA LIFE INSURANCE
  COMPANY OF AMERICA

     By_____________________________
        Name:
        Title:

CANADA LIFE INSURANCE
  COMPANY OF NEW YORK

     By_____________________________
        Name:
        Title:

SOUTHERN FARM BUREAU LIFE
  INSURANCE COMPANY

     By_____________________________
        Name:
        Title:

AMERICAN GENERAL LIFE
  INSURANCE COMPANY, and
THE UNITED STATES LIFE INSURANCE
  COMPANY IN THE CITY OF NEW YORK

By: AIG Global Investment Corp.

     By_____________________________
        Name:
        Title:


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THE TRAVELERS INSURANCE COMPANY


     By_____________________________
        Name:
        Title:


FIRST TRENTON INDEMNITY COMPANY


     By_____________________________
        Name:
        Title:

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